Exhibit 99.5

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

Offer by HT Acquisition, Inc.

to Exchange Each Outstanding Share of Common Stock

of

ENDOCARE, INC.

for

$1.35 in Cash

or

0.7764 of a Share of Common Stock of HealthTronics, Inc.

subject in each case, to adjustment and proration as described in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal.

Pursuant to the Prospectus/Offer to Exchange dated June 17, 2009

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 21, 2009, UNLESS EXTENDED.

June 17, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

HT Acquisition, Inc., a Delaware corporation (“Offeror”), a newly-formed, wholly-owned subsidiary of HealthTronics, Inc., a Georgia corporation (“HealthTronics”), is offering, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated June 17, 2009 (as may be amended or supplemented from time to time, the “Prospectus”), and the related Letter of Election and Transmittal (the “Letter of Election and Transmittal”), which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer,” to exchange for each outstanding share of common stock of Endocare, Inc., a Delaware corporation (“Endocare”), par value $0.001 per share (the “Endocare Shares”), validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Endocare Share:

•	$1.35 in cash, without interest (“Cash Consideration”), or

•	0.7764 of a share of HealthTronics common stock (“Stock Consideration”);

upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Election and Transmittal. In certain limited circumstances described in the Prospectus, the Cash Consideration may increase by up to $0.15 per Endocare Share and the Stock Consideration may increase by up to 0.0911 per Endocare Share.

The aggregate cash or stock consideration that you may receive in the Offer is subject to the following:

•

the maximum amount of cash payable in the Offer is $1.35 (subject to increase in certain limited circumstances) multiplied by 50% of the aggregate Endocare Shares tendered in the Offer. Thus, up to 50% of Endocare Shares tendered in the Offer will be exchanged for cash;

•

the maximum number of shares of HealthTronics common stock payable in the Offer is 0.7764 (subject to increase in certain limited circumstances) multiplied by 75% of the total Endocare Shares tendered in the Offer. Thus, up to 75% of Endocare Shares tendered in the Offer will be exchanged for HealthTronics common stock. In no event will the number of shares of HealthTronics common stock to be paid exceed 19.9% of HealthTronics common stock at the time of closing the Offer.

Therefore, elections will be subject to proration if holders of Endocare Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or HealthTronics common stock, as the case may be. In addition, Endocare stockholders will receive cash with respect to any fractional shares of HealthTronics common stock to which they otherwise would be entitled. The Prospectus and the Letter of Election and Transmittal more fully describe the Offer. Defined terms used herein but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Endocare Shares regarding the Offer. For your information and for forwarding to your clients for whom you hold Endocare Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Election and Transmittal for your use and for the information of your clients (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. A Notice of Guaranteed Delivery to be used to accept the Offer if, prior to 5:00 p.m., New York City time, on July 21, 2009, unless extended as this time may be extended from time to time by Offeror in accordance with the terms of the Offer (the “Expiration Date”), certificates for Endocare Shares are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed;

4. A form of letter, which may be sent to your clients for whose account you hold Endocare Shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to American Stock Transfer & Trust Company.

Your prompt action is requested. The Offer will expire at 5:00 p.m., New York City time, on July 21, 2009, unless sooner terminated or extended. Endocare Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date.

The Offer is conditioned upon, among other things, the following:

a. the representations and warranties of Endocare set forth in the Merger Agreement (without giving effect to any materiality or material adverse effect qualifiers) shall be true and correct, except where the failure to be true and correct has not had and would not be reasonably expected to have a material adverse effect on Endocare;

b. Endocare shall have performed in all material respects its obligations and agreements required to be performed by it under the Merger Agreement or any ancillary agreement;

c. there shall have been validly tendered and not properly withdrawn prior to the expiration date of the Offer at least a majority of the outstanding Endocare Shares (on a fully diluted basis);

d. no governmental authority is in the process of (i) investigating or (ii) conducting proceedings regarding the Merger Agreement, any ancillary agreements or the transactions contemplated by the Merger Agreement which make it reasonably possible, in HealthTronics’ reasonable determination, that as a result of such investigation or proceedings, an order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a governmental authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger;

e. no governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger;

f. the shares of HealthTronics common stock to be issued in the Offer and the Merger must have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

g. the registration statement (the “Registration Statement”) of which the Prospectus forms a part, shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the Securities and Exchange Commission, and HealthTronics shall have received all necessary state securities law or “blue sky” authorizations; and

h. there shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse change on Endocare.

To participate in the Offer, a duly executed and properly completed Letter of Election and Transmittal (or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Endocare Shares must be delivered to the Exchange Agent (or book-entry transfer of the Endocare Shares must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Prospectus.

Offeror will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, the Letter of Election and Transmittal and the related documents to the beneficial owners of Endocare Shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Offeror will pay or cause to be paid all stock transfer taxes applicable to the exchange of Endocare Shares pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Election and Transmittal.

Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of the Prospectus, the Letter of Election and Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

HT Acquisition, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, HEALTHTRONICS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.